EXHIBIT 5.1

November 27, 2009

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by United Refining Energy Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), covering 30,300,000 warrants to be issued by the Company (the “Warrants”) and 30,300,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) underlying such Warrants (the “Warrant Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Warrant Agreement and the Warrants, when duly executed and delivered by the Company, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

2. The Warrant Shares, when purchased and issued as described in the Registration Statement and in accordance with the Warrant Agreement, with payment for the Warrant Shares received by the Company in the manner described in the Warrant Agreement, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP